Exhibit 10.06

ESTATE OF FRANK WORTH

STUART HARRIS

135 FIRST STREET, 3E

KEYPORT, NEW JERSEY 07735

732 -264- 6845

Stu732@gmail.com

November 18, 2011

Mr. Sean Goodchild                                                      Via email

Chief Executive Officer,

Capital Art, Inc.

6150 Washington Blvd.,

Culver City, Ca. 90232

RE: Estate of Frank Worth and Capital Art, Inc. – Exclusive global Photographic Reproduction and Marketing Rights agreement regarding the Frank Worth Collection

Dear Sean,

This agreement shall incorporate our prior understanding as modified inclusive of any and all correspondence, acknowledges my receipt in behalf of the Estate of Frank Worth (hereinafter referred to as “ESTATE”) of your prior, partial payment(s) from Capital Art, Inc. (hereafter referred to as “CAPITAL”) aggregating $20,000 (twenty thousand dollars), together with certain monthly payments that permits CAPITAL, under the terms of this agreement, to obtain exclusive Reproduction Rights to any and all Frank Worth photographs/images from Frank Worth negatives in CAPITAL’s possession wherever they may to kept or stored. These rights are inclusive of rights to the Frank Worth name, ESTATE authorized Worth biography, ESTATE authorized Worth likeness, the ESTATE Seal, the ESTATE authorized Worth signature and the ESTATE Executor authorized signature, to be employed conditionally as described in this agreement, plus worldwide publication, merchandising and selling rights.

RIGHTS

1. Effective and commencing as of November 15, 2011, the ESTATE agrees, and has agreed to sell and CAPITAL agrees, and has agreed to purchase the sole and exclusive Reproduction Rights to all negatives, prints, products and other materials from the Frank Worth (FW) collection that CAPITAL possesses, including the use of the FW Seal, Frank Worth’s name, likeness, publications and biography, plus merchandising and product selling rights all in consideration of, and subject to the purchase price of $50,000, $20,000. of which has heretofore been paid, and the continuous payment of the agreed upon monthly royalty payment of 7.5% (as hereinafter defined). Although in force as of the date of this agreement, final acceptance by the ESTATE of all terms memorialized in this agreement shall be granted in perpetuity with satisfaction of the $30,000 (thirty thousand dollars) outstanding balance amount owed to the ESTATE, and the continuous payment of the agreed upon monthly royalty payment of 7.5% and annual $50,000 minimum payment (as hereinafter defined) all relating to the Frank Worth photographs/images in CAPITAL’s possession.

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2. I also grant CAPITAL exclusive rights to my signature, as Executor of the FW Estate, in conjunction with any and all Certificates of Authenticity printed by CAPITAL that accompany FW lithographic printed products. For Certificates of Authenticity that accompany limited edition prints I will personally sign every Certificate. I will sign these certificates in a timely manner in batches of 25, 50, or 100 as requested by CAPITAL. It is CAPITAL’s option, for each other individual product whether I will either sign each certificate personally, or sign one that CAPITAL will reproduce for a specific product.

PAYMENT

3. The balance of the acquisition price in the amount of $30,000 shall be paid to the ESTATE commencing December 1,2011 in the amount of $6,000 (six thousand dollars) with 4 (four) subsequent, monthly installment payments each in the amount of $6,000. CAPITAL may also decide to pay whatever balance is owed the ESTATE at any time prior to the scheduled date that the final payment is due and in doing so shall immediately trigger unconditional acceptance by the ESTATE of all terms and stipulations memorialized in this agreement

4. CAPITAL agrees to, and shall promptly pay to the ESTATE a monthly royalty payment computed at the rate of 7.5% of all FW Net Sales generated and received by CAPITAL or paid to CAPITAL by its partners, associates or licensors by the use of the enumerated rights and any other consideration received or derived by CAPITAL or anyone else in its behalf in connection therewith;

a.	Net Sales shall be defined as an amount received by CAPITAL after bona fide and reasonable reproduction costs, discounts, and commissions/fees, each of which is paid to third parties relating to all transactions involving all products produced with the Frank Worth Collection, including all limited edition prints and reproductions.
b.	Royalty payments and statements shall be made and provided by CAPITAL to the ESTATE on or before the 15th day of each month representing the previous month’s sales and any other consideration received or derived by CAPITAL in regard to the Frank Worth collection.
c.	CAPITAL also agrees to pay the ESTATE a minimum guarantee of $50,000 (fifty thousand dollars) per annum commencing on January 1, 2012, If applicable, the minimum guarantee, or any portion of which that has not been paid to the ESTATE via monthly royalty payments in any one year, shall be paid to the ESTATE with 15 days following the end of any year, in connection therewith. All payments shall be made to Stuart Harris in behalf of the ESTATE.

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d.	CAPITAL shall provide the ESTATE with an accurate, quarterly accounting of the previously derived and related net sales, and net sales as described, starting January 15, 2012 for all applicable transactions prior to January 1, 2011 dating back to June 1, 2011 and for every three months forward on the 15th of the proceeding month for all transactions the previous quarter,
e.	CAPITAL shall use diligent efforts to market products produced from the Frank Worth negatives;
f	In the unlikely event that a dispute shall arise with respect to any of the above, CAPITAL agrees that its books and records shall be made available to a Certified Public Accountant or any other party selected by the ESTATE or any other party upon reasonable notification to CAPITAL In the event the shortfall exceeds $10,000 CAPITAL shall pay bone fide and reasonable accounting costs ;
g.	Exclusive of the payments aggregating $30,000, in the event of any default by CAPITAL with respect to any payments provided hereunder, CAPITAL shall have a 60 day period to cure said default after Notice of said default is sent to it by certified, registered or overnight mail. The 60 days shall be computed from the date of the transmittal of said notice by or in behalf the ESTATE.
h.	CAPITAL is also be granted the right to buyout this exclusive agreement from the ESTATE at any time for $250,000 (two hundred fifty thousand dollars) and in doing so CAPITAL will retain all rights and benefits memorialized in this agreement in perpetuity but be relieved of all future financial and royalty obligations to the ESTATE. When the buyout is exercised by full payment, CAPITAL shall be obligated to pay the ESTATE all royalties due the ESTATE until the buyout is fully consummated or if other terms are negotiated and accepted by the ESTATE. Once the Royalty buyout is completed by CAPITAL and should the Frank Worth Collection be sold to a third party, CAPITAL would then have the right to separately negotiate a royalty agreement with the third party without factoring in any consideration for the ESTATE.

5. Subject nevertheless to CAPITAL’S continued obligations for payment of the specified Royalties and any other payments under this agreement inclusive of its liability and compliance with the terms of this agreement, this agreement shall automatically terminate in the event of CAPITAL’S failure to make timely payments as set forth in this agreement; and/or provide an accurate accounting of its sales and royalty payment to the ESTATE;

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6. Subject to the terms and provisions of this agreement and upon the written consent of the ESTATE, provided that CAPTAL shall not be in default of this agreement, CAPITAL shall have all rights assigned by the ESTATE under this agreement

CHOICE OF LAW

7. In the unlikely event that any controversy, claim or dispute shall arise out of, or relate to this agreement, or the breach thereof, we agree that this shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and any judgment rendered by the arbitrator (s) may be entered in any Court having jurisdiction thereof. Rules and forms of the American Arbitration Association may be obtained and all claims shall be filed at any office of the American Arbitration Association;

a.	Service of any process shall be by personal notice and/or by using United States Registered , certified mail, and/or overnight mail, and shall be effective service of process for any litigation; This agreement shall be governed by the Laws of the State of California. Each of the parties hereby unconditionally consent to submit to the Jurisdiction of the America Arbitration Association in the City and County of Los Angeles, California;

ADDITIONAL PROVISIONS

8. This agreement will remain in full force and effect in perpetuity unless sooner terminated by agreement of both parties or if one party can demonstrate cause via a legal action that is adjudicated in their favor. Any notice regarding termination of this agreement, in regard to non compliance with the stipulations herein, or for any other reason, must be made by certified mail and provide a minimum of twenty (20) days for a response before any other action can be taken. All costs for any action by CAPITAL or the ESTATE shall be borne individually.

9. This agreement shall be binding upon the successors and assigns of the parties, their legal representatives, heirs, and permitted assigns, but neither of the parties hereto shall assign this Agreement without the prior, written consent of the other party.

10. This agreement may be executed in counterparts, each of which shall be deemed to be an original, all of which, taken together shall constitute one and the same agreement and have the same legal effect;

11. This agreement shall not be modified except in writing signed by all parties.

12. Each party acknowledges that they have read and fully understand the terms and provisions of this agreement; each has had the opportunity to have the same reviewed by independent counsel;

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13. Any notice required to be delivered shall be in writing and delivered personally, overnight mail or by certified mail;

If there is any question regarding any of the above, please do not hesitate to communicate with me. Looking forward to a continued and mutually profitable relationship,

Cordially,

/s/ Stuart Harris

STUART HARRIS

Dated; November 18, 2011

Agreed and Consented to:

/s/ Stuart Harris	/s/ Sean Goodchild
ESTATE OF FRANK WORTH	CAPITAL ART, INC.
BY: Stuart Harris	BY: Sean Goodchild, CEO

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